Exhibit 10.1

LINCOLN NATIONAL CORPORATION

EXECUTIVE OFFICER CASH SEVERANCE POLICY

Lincoln National Corporation (the “Corporation” or “LNC”) will not enter into any new employment agreement, severance agreement or separation agreement with any Executive Officer or establish any new severance plan or policy covering any Executive Officer that provides for Cash Severance Benefits exceeding 2.99 times the sum of the Executive Officer’s base salary plus target bonus opportunity, without seeking shareholder ratification of such agreement, plan, or policy.  The Corporation will not amend (i) the LNC Executives’ Severance Benefit Plan (the “LNC CoC Plan”), which provides for Cash Severance Benefits in the event a “Change of Control” as such term is defined in the LNC CoC Plan, to increase the level of Cash Severance Benefits currently provided under the LNC CoC Plan or (ii) The Severance Plan for Officers of LNC (the “Officers’ Severance Plan”), which provides for Cash Severance Benefits to our Executive Officers (other than our Chief Executive Officer) in the event of an involuntary termination other than for cause, to increase to an amount in excess of 2.99 times the sum of the Executive Officer’s base salary plus target bonus opportunity the Cash Severance Benefits currently provided under the Officers’ Severance Plan, in each case without seeking shareholder ratification of such amendment.

“Cash Severance Benefits” include cash payments in connection with the termination of the Executive Officer’s employment, or to offset any tax liability relating to such payments. It does not include (a) the payment, vesting, or acceleration of equity-based awards granted under the Corporation’s equity plans; (b) the payment or provision of perquisites and other employee benefits generally available to similarly-situated employees; (c) the payment of any earned, but unpaid bonus for any completed performance period required to be paid under any of the Corporation’s plans or policies; (d) the payment of deferred compensation, earned retirement benefits or other vested employee benefits provided under any Company benefit plan or policy; or (e) the payment of any accrued but unpaid base salary or vacation pay through the termination date.

“Executive Officer” means any member of the Corporation’s Senior Management Committee.